For Release:	Immediate – Tuesday, March 22, 2011
Contact:	James F. Groelinger, Chairman, President, and CEO
(phone): 1-201-512-8732; (e-mail): jgroelinger@hbcapital.com

HEARTLAND BRIDGE CAPITAL ANNOUNCES ACQUISITION
iSafe Imaging Becomes a Heartland Company

Mahwah, NJ: Heartland Bridge Capital (HLBC:OTCBB) announced today that it has acquired a group of companies comprising iSafe Imaging.  iSafe Imaging provides digital file conversion services that convert legacy information of various formats into valuable, usable information.  Services include document imaging, tape copying and transcription, data replication and disaster recovery.  Additional services provided by iSafe include physical storage and management of hard copy records and paper materials, document retention planning, and document disposal.  These services enable iSafe to create unique and comprehensive data and information management solutions that deliver maximum value to its business and user communities.

According to the unaudited financial statements of iSafe, the companies had combined revenue of nearly $1.3 million in 2010, an increase of more than one-third over the 2009 revenue of approximately $0.9 million.  Major iSafe customers include companies in the oil and gas, telecommunications, engineering, and medical sectors.

“The acquisition of the iSafe group is a terrific step for Heartland,” said Heartland’s CEO, James F. Groelinger.  “First and foremost, it is an operating business with meaningful revenue and stunning growth potential.  Strategically, it represents a bridging of our three areas of interest – energy, because a major customer segment are companies in the energy business; waste, because the conversion of legacy documents into electronic form is an important step towards minimizing the burden and cost of paper distribution and disposal; and medical, because a fledgling part of the group is eMEDiSAFE, an electronic document management system specializing in the medical arena.  This acquisition also illustrates that we intend to be creative and innovative in our strategic areas, not confined by traditional interpretations of what makes sense, and always with the overarching objective of creating value for our shareholders.”

Mr. Jay Silverman, a founding partner and majority owner of iSafe prior to its sale to Heartland, said: “I’m excited about this sale to a company that shares my vision of what iSafe and eMEDiSAFE can become, and that has the energy and resources to enable that vision to be realized.  I look forward to a strong and successful relationship with Heartland.”

Mr. Joseph Tischner, who will serve as iSafe’s CEO and is the other founding partner, commented: “Under the Heartland umbrella, iSafe has a great opportunity to seize the market potential available in the energy and healthcare sectors, and to penetrate new areas.  The support by Heartland of iSafe’s existing management team is strong evidence of our ability to work together and provides an important foundation upon which to build the iSafe group.”

The iSafe companies acquired include iSafe Imaging, LP, iSafe Imaging Canada Ltd., and eMEDiSAFE, LP.   See www.i-safesolutions.com for more information.

jgroelinger@hbcapital.com	Phone: +1-201-512-8732 Fax: +1-518-252-3917

Press Release
March 22, 2011

About Heartland Bridge Capital, Inc.: Heartland Bridge Capital, Inc. (HLBC:OTCBB) is a newly organized public company that, in addition to managing its own operating entities, will participate in emerging companies run by exceptionally talented entrepreneurs and operating executives who are dedicated to creating positive change in our world.  HLBC will function as an owner, a product developer, and an investor focused primarily on providing equity, acquisition debt, or bridge financing to emerging high-growth companies and entrepreneurs in the areas of clean energy, waste management, and life sciences.  Additionally, HLBC will supplement the capabilities of its investment companies in non-financial areas to help them achieve their potential, thereby maximizing the value of the investment for HLBC’s shareholders.  See www.heartlandbridgecapital.com.

Safe Harbor Notice

Certain statements contained herein are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995).  Heartland Bridge Capital, Inc. cautions that statements made in this news release relating to the acquisition of the iSafe entities and the business direction of the Company constitute forward-looking statements and makes no guarantee of future performance.  Forward-looking statements are based on estimates and opinions of management at the time statements are made.  These statements may address issues that involve significant risks, uncertainties, estimates, and assumptions made by management.  Actual results could differ materially from current projections or implied results.  Heartland Bridge Capital, Inc. undertakes no obligation to revise these statements following the date of this news release.

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For more information or to schedule an interview with James F. Groelinger, please contact him at (201) 512-8732 or email jgroelinger@hbcapital.com.